EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
IRIS International, Inc.
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL REPORTS FOURTH QUARTER RESULTS REFLECTING IMPROVED

INSTRUMENT SALES AND RECORD CONSUMABLES AND SERVICE REVENUE

CHATSWORTH, Calif., March 1, 2010 – IRIS International, Inc. (NASDAQ: IRIS), reflecting improved instruments sales and record sales of consumables and service, today announced revenue of $26.5 million for the fourth quarter ended December 31, 2009, relatively flat from revenue of $26.7 in the prior year fourth quarter. Net income in the 2009 fourth quarter of $1.9 million, or $0.11 per diluted share, which included a one-time accrual of $0.5 million, or $0.02 per diluted share, for payroll taxes attributable to the exercise of stock options, compares with net income of $3.4 million, or $0.18 per diluted share, in the year ago period, which included a one-time gain of $1.2 million, or $0.04 per diluted share, related to the manufacturing transition and licensing agreement signed with IDEXX Laboratories in December 2008. Diluted weighted average shares outstanding for the three months ended December 31, 2009 and 2008, were 18.0 million and 18.5 million, respectively.

Revenue for the full year ended December 31, 2009, decreased 3% to $92.6 million compared with $95.5 million in 2008. Net income for the full year was $6.3 million, or $0.35 per diluted share, down from $9.0 million, or $0.48 per share, in 2008, which included a one-time gain of $1.2 million, or $0.04 per share, related to the above-mentioned agreement with IDEXX Laboratories. The full year and fourth quarter 2009 earnings were adversely impacted by revenue deferrals in domestic leased instruments totaling $0.5 million, and unusual expenses totaling $1.1 million, as described below:

•	a one-time accrual of $475,000 for payroll taxes attributable to the exercise of stock options,
•	$350,000 in start up expenses for the initiation of direct sales operations in the UK and Germany in January 2010, and setting a foundation for new product launches,
•	$250,000 to cover the product retrofit costs related to the voluntary recall of approximately 1,565 StatSpin Express 4 Centrifuges manufactured by the Iris Sample Processing Division.

Diluted weighted average shares outstanding for the twelve months ended December 31, 2009 and 2008, were 17.9 million and 18.7 million, respectively.

“The postponement of purchase decisions during the first three quarters of 2009 reflected the uncertainty in the national and world economies, but an easing of this trend was experienced in the later part of the year producing encouraging instrument sales in our fourth quarter when we sold 137 iQ®200™ units, a 61% increase over the third quarter and the second highest number of iQ200 analyzers shipped in the company’s history. Most of these instruments were shipped to new accounts adopting our automated product solutions,” noted César M. García, Chairman, President and Chief Executive Officer of IRIS International. “We are pleased that despite the difficult economy, consolidated revenue for the fourth quarter of 2009 was essentially flat in comparison with the fourth quarter of 2008, notwithstanding $0.5

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million in instruments revenue deferred to future periods, and full year consolidated revenue was only 3% below the prior year. We expect a gradual recovery in capital equipment sales through 2010, and with the anticipated launch of several new products later in 2010, we should expect an acceleration in revenue growth in the later part of the year and into 2011.”

Consolidated gross margins in the fourth quarter increased to 51% from 49% in the prior period, reflecting the continued effects of cost cutting programs and increasing contributions from higher margin recurring consumables and service revenue, which accounted for 51% of consolidated revenue in the quarter and 56% of revenue for the year. Fourth quarter earnings reflect an increase in research and development expenditures to $2.9 million, or 11% of consolidated revenue, against $2.5 million, or 9% of revenue in the same quarter a year ago. Research and development expense for the 2009 year amounted to $11.4 million or 12% of consolidated revenue, versus $10.5 million, or 11% of revenue in 2008. Cash at the end of the period amounted to $34.3 million, with no debt.

“We are pleased to report that the clinical retrospective study for our NADiA®ProsVue™ ultra-sensitive prostate specific antigen assay is progressing per plan with more than two-thirds of the required samples processed to date. Although we will not be able to finalize the data analysis until all samples are tested, the preliminary results to date are very encouraging. We are targeting to complete the testing and the NADiA ProsVue FDA 510(k) submission within 30 to 60 days. In parallel, we have continued to make steady progress in our iChem®VELOCITY™ reliability and the data collection for a new 510(k) submission. We are in the process of preparing the new 510(k) for iChemVELOCITY for submission in the second quarter and are hopeful of obtaining FDA 510(k) clearance in time for U.S. launch during the second half of 2010. Most of the announced iChemVELOCITY retrofits were implemented by our distributors with more than satisfactory results during the second half of 2009, and in the fourth quarter of 2009 we experienced a significant increase in instrument utilization with the corresponding pull-through of chemistry strip consumables,” Mr. García said.

Following are highlights and more detail about results for the fourth quarter and twelve months:

•	Revenue in Q4 2009 of $26.5 million versus $26.7 million in Q4 2008; full year 2009 revenue of $92.6 million versus $95.5 million in 2008.

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Q4 2009 Diluted EPS of $0.11 versus $0.18 in Q4 2008; diluted EPS of $0.35 for full year 2009 which included a one-time accrual of $0.5 million, or $0.02 per diluted share, for payroll taxes attributable to the exercise of stock options versus $0.48 in 2008, which included a one-time gain of $0.04 in Q4 2008 and the 2008 full year results.

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Record IVD consumables and service revenue of $13.6 million in Q4 2009 increased 11% over Q4 2008 and accounted for 51% of consolidated revenue; consumable and service revenue for full year 2009 increased 12% to $52.2 million, or 56% of revenue.

•	137 iQ200 analyzers sold in the quarter with 2,600 sold to date; prior year Q4 instrument sales of 153 analyzers.

•	Consolidated gross margin of 51% in Q4 and 53% for the 12 months; consumables and service margin improved to 62% in Q4 and 61% for the year.

•

27 iChemVELOCITY chemistry analyzers sold in Q4 to international market with 201 units shipped since September 2008; U.S. launch of iChemVELOCITY and iRICELL® pending U.S. FDA 510(k) clearance; 510(k) re-submission in process with anticipated filing in Q2 2010.

•	300-patient retrospective clinical study underway for NADiA®ProsVue™ ultra sensitive prostate-specific antigen diagnostic assay; FDA 510(k) submission expected within 30 to 60 days.

•	Strong debt-free balance sheet with cash of $34.3 million at Dec. 31, after spending $11.4 million on R&D for the year.

The IVD business unit sales decreased 2% to $22.8 million in the fourth quarter of 2009, compared with $23.4 million in the year ago period. IVD instrument sales decreased 17% to $9.2 million compared with

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$11.1 million in the fourth quarter of 2008, due primarily to soft international demand and $0.5 million in instrument revenue deferred to future periods. IVD instrument revenue represented 35% of consolidated revenue in the fourth quarter of 2009 versus 42% in the year ago period. IVD consumables and service revenue grew by 11% to a record $13.6 million for the quarter, compared with $12.3 million in the fourth quarter of 2008. IVD consumables and service revenue represented 51% of total revenue in the fourth quarter of 2009 versus 46% in the fourth quarter of 2008. There were 137 iQ200 urine microscopy analyzers sold in the quarter, increasing the total number of iQ200 analyzers sold to 2,600 units, as of December 31, 2009, each generating high margin recurring consumables and service revenue. In addition, there were 27 iChemVELOCITY urine chemistry analyzers sold in the quarter increasing the number of iChemVELOCITY units sold to 201 since its introduction to the international marketplace in September 2008. Revenue at the Iris Sample Processing Division increased 10% to $3.7 million for the fourth quarter of 2009 compared with revenue of $3.3 million in fourth quarter of 2008.

Consolidated gross margin was 51% in the fourth quarter of 2009 versus 49% in the comparable year ago period. IVD instruments gross margin was 35% in the 2009 fourth quarter, versus 41% in the year ago period. Consolidated gross margin in the fourth quarter of 2009 was negatively impacted by foreign currency translations of $190,000, iChemVELOCITY related costs of approximately $231,000 and a $250,000 reserve to cover retrofit costs of our installed base of StatSpin Express 4 centrifuges.

“Between November 2009 and January 2010, we were made aware of two incidents in which the Express 4 Centrifuge rotors disrupted and the built-in safety devices failed to contain the rotor, thus potentially exposing bystanders to serious injury and sample ejected from the unit. After a comprehensive investigation and notification to the FDA, we have initiated a voluntary recall of our Express 4 Centrifuge. Approximately 1,565 Express 4 centrifuges will be upgraded with re-designed components which have been thoroughly tested to assure the safety of our product. All affected customers have been notified and we have initiated a retrofit program which has been reviewed and approved by the FDA. This problem does not affect the installed base of approximately 60,000 StatSpin centrifuges of all other models which are built on a different design platform. We have addressed this disappointing incident with our customers’ safety as top priority. We have reinitiated shipments of new Express 4 Centrifuges with all the safety upgrades and do not expect any long term impact in revenue or the strong reputation of our StatSpin brand,” Mr. García noted.

IVD consumables and service gross margin was 62% for the 2009 fourth quarter, compared with 56% in the year ago period. This was driven by increased consumable volumes and improved profitability in the service business. Consumables and service profitability continues to improve with the growing installed base of iQ200 analyzers and should continue to benefit from the growing base of iChemVELOCITY analyzers, which continues to benefit the utilization of our strip manufacturing facility in Marburg, Germany. The Iris Sample Processing gross margin was 49% for the fourth quarter 2009 compared with 50% in the year ago period after incorporating the aforementioned $250,000 Express 4 retrofit reserve.

Operating expenses increased to $11.0 million, or 41% of sales, in the fourth quarter of 2009, compared with $9.6 million, or 36% of sales, in the fourth quarter of 2008. Marketing and selling expenses of $4.5 million in the fourth quarter of 2009 increased 12% when compared with marketing and selling expense of $4.0 million in the year ago period, primarily a result of increased personnel and start up costs to support the initiation of direct sales operations in the UK and Germany in January 2010. General and administrative expenses in the fourth quarter of 2009 were $3.6 million, compared with $3.1 million in the prior year period. The $0.5 million year-over-year increase is almost entirely attributable to a one-time accrual for payroll taxes relating to the exercise of stock options.

Research and development expense for the fourth quarter of 2009 was $2.9 million, or 11% of revenue, compared with $2.5 million, or 9% of revenue, in the fourth quarter of 2008.

The effective tax rate for the fourth quarter and full year of 2009 was 29% and 28%, respectively, compared with 34% and 33% for the fourth quarter and full year of 2008, as a result of the utilization of

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additional research and development tax credits and the benefit of miscellaneous discrete items. The Company’s balance sheet remains strong with cash of $34.3 million and no debt at December 31, 2009.

“The nine percent increase in R&D spending reflects our focus on expanding our new product pipeline. We are pleased with our progress in NADiA ProsVue, iChemVELOCITY and next generation platforms in urinalysis and hematology. We look forward to fully releasing the iChemVELOCITY in 2010, as well as three new products including our NADiA ProsVue and two new products from our Sample Processing Division; the STATSPIN Cytofuge™ 12 cytological centrifuge and the recently launched Ovatube™ fecal parasite sample processing system,” Mr. Garcia said.

“In 2009, we invested significant time and money in strengthening our R&D and regulatory organizations and expanding our global direct sales and distribution infrastructure to support the successful completion and launch of new products. Although some of these initiatives have temporarily affected our short term performance, we believe they are of strategic importance and position us to capitalize on these unique opportunities and reinvigorate our growth path in 2010 and beyond,” Mr. Garcia noted.

Company Outlook

IRIS is issuing initial guidance for 2010, anticipating revenue growth to $100-$104 million and continued growth in earnings to $0.40—$0.43 per fully diluted share. Our 2010 guidance does not include any revenue or correlating expenses relating to the commercial initiation of NADiA ProsVue, as we have not yet secured regulatory clearance, but includes an increase in R&D expenses of approximately $2.0 million to support new product initiatives and approximately $2.5 million in incremental expense to fund our new direct sales initiative in the UK and Germany and setting a foundation for future product launches.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 90 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,600 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease. For more information visit www.proiris.com.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by

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phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,”plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands- except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Sales of IVD instruments	$9,245	$11,095	$26,018	$35,196
Sales of IVD consumables and service	13,555	12,266	52,213	46,575
Sales of sample processing instruments and supplies	3,662	3,327	14,335	13,731

Total revenues	26,462	26,688	92,566	95,502

Cost of goods – IVD instruments	6,044	6,540	16,778	19,674
Cost of goods – IVD consumable and service	5,085	5,390	20,158	20,137
Cost of goods – sample processing instruments and supplies	1,876	1,676	6,965	6,863

Total cost of goods sold	13,005	13,606	43,901	46,674

Gross profit	13,457	13,082	48,665	48,828

Marketing and selling	4,458	3,998	16,122	15,896
General and administrative	3,632	3,096	13,321	11,474
Research and development	2,861	2,481	11,411	10,491

Total operating expenses	10,951	9,575	40,854	37,861

Operating income	2,506	3,507	7,811	10,967
Other income (expense):
Interest income	216	310	857	1,180
Interest expense	(12)	(4)	(21)	(11)
Other income (expense)	38	1,256	58	1,240

Income before provision for income taxes	2,748	5,069	8,705	13,376
Provision for income taxes	798	1,700	2,437	4,363

Net income (loss)	$1,950	$3,369	$6,268	$9,013

Basic net income per share	$0.11	$0.19	$0.35	$0.49

Diluted net income per share	$0.11	0.18	$0.35	$0.48

Basic – average shares outstanding	17,833	18,161	17,727	18,246

Diluted – average shares outstanding	17,995	18,480	17,874	18,728

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